EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of the 1st day of January, 1998, by and between GARY N. ABERNATHY ("Employee") and SAZTEC INTERNATIONAL, INC., a California corporation (the "Company").

       1. Employment. Company agrees to employ Employee and Employee agrees to serve the Company as President and Chief Operating Officer, United States for a one (1) year term commencing on the day and year first set forth above and ending December 31, 1998. This Employment Agreement shall be extended for additional terms of ninety (90) days each, unless notice is given at least ninety (90) days prior to the end of the original or any extended term hereof.

       2. Duties. Employee will perform all the usual and customary duties of a President and Chief Operating Officer for the United States Division of the Company, and other duties that may be assigned from time to time. Employee shall report to, and be responsible to, the Chairman of the Company until such time as a Chief Executive Officer of the Company may be appointed, at which time Employee shall report to the Chief Executive Officer. Employee will perform all of his work to his highest standards of skill, competence, and efficiency; Employee will devote his full business time, attention and energy to the Company exclusively (other :than as specifically allowed in writing by the Company); and Employee will give his best efforts and skill to further the best interests of the Company.

       3. Compensation.

          (a) Base Salary. Employee's Base Salary will be at the rate of One Hundred Twenty Thousand Dollars ($120,000) per annum for the term of this Agreement, which Base Salary shall be payable every two (2) weeks in arrears.

          (b) Incentive Compensation. It is the intent of the Company that an incentive compensation program shall be established with respect to Employee, which shall provide performance criteria, pursuant to which, upon achieving such criteria, or defined components thereof, Employee shall be entitled to incentive compensation. Said incentive compensation shall be based upon fulfillment, by the U.S. Division of the Company, of its component of the Company's Business Plan as specifically approved by the Board of Directors of the Company, with respect to the Company's Fiscal Year ending June 30, 1998, and the portion of the Fiscal Year ending December 31, 1998. In the event that no such Business Plan shall be approved by the Board of Directors, then said incentive compensation shall be at the discretion of the Board of Directors. Said incentive compensation shall not exceed one-third (1/3) of Employee's annual base salary as set forth herein, unless the Board of Directors shall make a special bonus award.

          (c) Automobile Expense. Employee will use an automobile in the discharge of his duties under this Agreement and shall be entitled to a Five Hundred Dollar ($500) per month car allowance to be paid to Employee in addition to the Base Salary.

          (d) Stock Options. The Company may, from time to time, at its sole discretion, grant to Employee options to purchase shares of common stock of Company pursuant to and in accordance with the terms of, the Company's 1995 Stock Option Plan adopted by the Company's Board of Directors by resolution dated December 9, 1994.

          (e) Expenses. The duties of employment may require that Employee incur expenses for meals, lodging, travel and entertainment in the interest of the business. Accordingly, the Company will reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of Employee's duties under this Agreement.

       4. Termination of Employment. The Company may terminate this Agreement immediately only for good cause in which case all of Employee's compensation rights as set forth herein which have not vested, shall be terminated, and shall be null and void, and of no further force or effect. Termination of this Agreement by the Company for any reason other than good cause shall be a breach hereof by the Company and Employee shall be entitled to all applicable rights and remedies in connection therewith. For the purposes of this Agreement, good cause shall be deemed to include, but shall not in any manner be limited to, the following acts of Employee:

          (a) recurring absence from work without cause acceptable to the Board of Directors of the Company;

          (b) material breach of any provision of this Agreement;

          (c) repeated, material and willful failure to communicate with the Board of Directors of Company regarding the business of the Company;

          (d) material, willful failure to properly respond to and implement appropriate, express directives of the Board of Directors of the Company;

          (e) any act of deceit, misrepresentation or dishonesty in the discharge of Employee's duties;

          (f) improper use or diversion of Company funds to personal use;

          (g) indictment for a felony or involvement in any other act of moral turpitude; and

          (h) improper use of drugs and/or alcohol.

       Prior to any termination hereunder, Employee shall have reasonable notice and right to cure, except for instances involving moral turpitude.

       5. Severance. If, and in the event that, Employee's employment hereunder shall be terminated for any reason other than good cause as defined above, including termination without good cause, or expiration of the term hereof or of any extended term, Employee shall be entitled to severance payments equal to six
(6) months of his base salary payable in equal monthly installments over the six months following the termination of his employment hereunder.

       6. Fringe Benefit and Health Care Plans. Employee shall be entitled to participate in various incentive or "fringe benefit" plans offered by the Company to its executive employees pursuant to the normal policies of the Company, including vacation benefits, disability, life and other insurance benefits and such participation shall not be deemed to reduce or affect the compensation payable to Employee under this Agreement. Specifically, but not in limitation of the foregoing, the Company shall pay the full premium on Employee's behalf for family coverage for Employee and Employee's family under the Company's Health Care Plan. In addition to such other fringe benefits, Employee's current life insurance plan shall remain in place.

       7. Death or Incapacity. Employee's death shall result in automatic termination of his employment hereunder. In the event of termination of Employee's employment hereunder due to death, illness or incapacity, the Company shall forgive the relocation loan made to Employees pursuant to the terms of the Employment Agreement by and between Employee and the Company, effective as of January 1, 1995, and any stock options or grants earned pursuant said Employment Agreement, as of such date shall be considered to have fully vested as of the date, of termination.

       8. Business Conduct. During Employee's employment by the Company, Employee will not:

           (a) willfully act contrary to the best interests of the Company, its parent, subsidiary, or affiliated companies, or its employees, in a manner that has a direct, material, adverse impact upon the Company;

           (b) (other than as specifically allowed in writing by the Company) engage in, or have any financial or other interest in, or render any service in any capacity to any competitor, customer, or supplier of the Company;

           (c) solicit or encourage a customer of the Company to take its business elsewhere; or

           (d) (other than as specifically allowed in writing by the Company) solicit or encourage a Company employee to work elsewhere.

       9. Employee Not to Compete with Company. Employee agrees that:

           (a) if the Company terminates Employee for good cause at any time during the term of this Agreement; or

           (b) if Employee terminates employment with the Company for any reason during the term of this Agreement,

then for a period of one (1) year immediately following termination, Employee will not engage or participate, directly or indirectly, in any business which is in competition with the business conducted by the Company on the date of termination within the United States of America or the United Kingdom.

       10. Agreement of Non-Solicitation. Employee further agrees that for a period of one (1) year immediately following the termination described in Paragraph 8, Employee will not, directly or indirectly, or in concert with any other person or persons, firm, corporation or other entity or in any other manner, solicit, divert or handle or attempt to solicit, divert or handle any of the past or present customers of the Company regardless of where such customers might be located or whether such customers are persons being placed for temporary employment or companies requesting temporary personnel, with respect to any business that consists of or relates or pertains in any way to the business conducted by the Company.

       11. Agreement of Non-Disclosure. Employee agrees that he will not at any time impart to any competitor of the Company or otherwise use for the purpose of competing with the Company any customer lists or other customer information or any confidential information which he may have acquired as an officer, director or shareholder of the Company unless the same shall have otherwise become known to competitors of the Company.

       12. Equitable Remedies. It is recognized by the parties hereto that irreparable damage will result to Company from any violation of Paragraphs 8, 9 or 10 hereof by Employee. Therefore, Employee agrees that, in addition to any and all other remedies available to the Company, it shall have the remedy of restraining order, injunction, and other equitable relief as may be declared or issued by a court to enforce the provisions of said Paragraphs, and Employee in any such equitable proceeding agrees not to claim that a remedy at law is available to the Company.

       13. Construction. It is agreed that the terms and provisions hereof are severable, and that should any clause or provisions hereof be unenforceable or be declared invalid for any reason whatsoever, this Agreement shall be construed and read as if such invalid or unenforceable clause or provisions were omitted.

       14. Savings Clause. Notwithstanding anything to the contrary herein contained and if, and only if, provisions of the type contained in this Paragraph 13 are enforceable in the jurisdiction in question, if any one or more of the provisions contained in Sections 8 or 9 of this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, said provisions shall be construed by limiting and reducing them so as to be enforceable to the extent compatible with the applicable law as it should then be determined.

       15. Company Policies. Employee will be subject to and will adhere to all of the Company's policies applicable to the Company's employees generally including, but not limited to, all policies relating to standards of conduct, conflicts of interest, and compliance with the Company's rules and obligations. Employee represents that he has no agreements with or obligations to others that in any way conflict with any of his obligations contained in this Agreement.

       16. Recovery of Expenses. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce, or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

       17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts. Any claim arising hereunder shall be heard in a court of competent jurisdiction in the State of Massachusetts.

       18. Entire Agreement; Amendments. This Agreement is intended to be a complete and exclusive statement of the terms of the Agreement between the parties, superseding all prior agreements, and may not be changed or terminated orally. Specifically, the Employment Agreement by and between Employee and the Company, effective as of the 1' day of January, 1995, shall, subject to the execution hereof, have expired on December 31, 1997, by its terms, and shall be of no further force or effect. Subject to applicable law, this Agreement may be amended only by a writing executed by all parties hereto. Waiver of any part of this Agreement shall not constitute a waiver of any other part of this Agreement and shall not operate as any future waiver of the same part.

       19. Counterparts. This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one Agreement.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first set forth above.

                                    COMPANY:

                                    SAZTEC INTERNATIONAL, INC.,
                                    a California corporation

                                    By-/s/Robert P. Dunne
                                       Robert P. Dunne, Chairman

                                    EMPLOYEE:

                                        /s/Gary N. Abernathy
                                        Gary N. Abernathy